Exhibit A
JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)
The undersigned acknowledge and agree that the foregoing statement on Schedule 13D in respect of Common Shares of The Lion Electric Company, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.
EXECUTED: December 23, 2022
Power Sustainable Capital Inc

By:	/s/ Delia Cristea
Name:	Delia Cristea
Title:	General Counsel and Secretary

Power Energy Corporation

By:	/s/ Delia Cristea
Name:	Delia Cristea
Title:	General Counsel and Secretary